UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 1, 2011

Date of Report (Date of earliest event reported)

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14225	94-1741481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On March 1, 2011, after lengthy consideration, Exar Corporation (the “Company”) decided to change its plans to participate in the data center virtualization market and, in connection therewith, to stop development of its 10 gigabit Ethernet (10GbE) network adapter cards. The Company entered this market in March 2010 with its acquisition of Neterion and has experienced slower market adoption and higher development costs than initially expected. After review and discussion, the Company determined that the current economic and market environment did not provide the potential to deliver acceptable returns on the required investments in this product line. As a result, the Company has initiated reductions in headcount associated with this business in its offices in Ottawa, Ontario, Fremont, California and Morrisville, North Carolina, and expects that such actions will be substantially completed in the fourth quarter of fiscal 2011. The Company anticipates that these changes will enhance growth in its other product lines through allocation of additional resources to these lines, improve financial performance and generate improved returns for its shareholders. Upon completion of the initiative, the Company expects quarterly savings of approximately $3.0 million in Non-GAAP operating expenses, excluding one-time costs, beginning in the first quarter of fiscal 2012.

The Company expects to incur restructuring charges of approximately $3.8 million to $5.6 million primarily in the fourth quarter of fiscal 2011, consisting of $2.0 million to $2.5 million in costs associated with inventory, $1.3 million to $1.6 million in severance costs, and $0.5 million to $1.5 million in other costs, such as facility related expenses.

The restructuring charges discussed above include approximately $1.8 million to $3.7 million of expected cash expenditures, primarily employee-related costs. Restructuring cash outlays are projected to be incurred primarily in the fourth quarter of fiscal 2011 and first quarter of fiscal 2012.

In connection with the actions discussed above, the Company expects to record an impairment charge of approximately $8.0 million against intangible assets in the fourth quarter of fiscal 2011.

The above estimated costs and charges are preliminary and subject to a number of assumptions, and may vary materially based on various factors, including changes in management’s assumptions and projections. The Company may also incur other costs and charges not currently contemplated due to events that may occur as a result of, or which are associated with, the exit.

Further information regarding the restructuring is included in the press release issued by the Company on March 4, 2011. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Some of the matters discussed in this Current Report on Form 8-K (including Exhibit 99.1) contains forward looking information, consisting of statements regarding our estimates of future costs and expectations about the Company’s future financial performance. The cautionary statements regarding forward looking information contained in the press release furnished as Exhibit 99.1 hereto are incorporated herein by this reference from that press release and qualify the foregoing information contained herein.

Item 2.06	Material Impairments.

The information set forth in Item 2.05 is incorporated by reference into this Item 2.06.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Exar Corporation dated March 4, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAR CORPORATION (Registrant)

Date: March 4, 2011	/s/ Kevin Bauer
Kevin Bauer Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document
99.1	Press Release of Exar Corporation dated March 4, 2011